For Immediate Release
For more information, please contact:

Jill Sutphin
AVP/Corporate Communications Manager
704.768.1141
jill.sutphin@yadkinvalleybank.com

YADKIN VALLEY FINANCIAL CORPORATION AND UNION BANK & TRUST COMPANY ANNOUNCE BRANCH PURCHASE AGREEMENT

CREEDMOOR, NC, March 21, 2013 - Yadkin Valley Financial Corporation (NASDAQ: YAVY), the holding company for Yadkin Valley Bank & Trust, and Union Bank & Trust Company announced today the execution of a Purchase and Assumption agreement for the purchase of the Cardinal State Bank branch in Creedmoor, North Carolina. Cardinal State Bank is a division of Yadkin Valley Bank & Trust.

Union Bank will purchase the branch from Yadkin Valley, with transition activities to take place over the next 90 days. All current branch employees will become employees of Union Bank at the closing of the branch sale in late second quarter of this year. All loans and deposits will transfer to Union Bank at that time as well.

"While we hate to lose our Creedmoor teammates, this transaction is consistent with the strategic geographic focus of both Yadkin Valley and Union Bank. We are confident that our former employees and customers in the market will remain part of a great organization at Union Bank," said Joe Towell, President and Chief Executive Officer at Yadkin Valley.

"We are looking forward to acquiring the great employees and customers at the Creedmoor branch," said Thomas Combs, President and Chief Executive Officer at Union Bank. "The Creedmoor market is right in line with our bank's footprint, and we are looking forward to building on the success of that branch."

Keefe, Bruyette, & Woods, Inc. acted as financial advisor to Yadkin Valley for this transaction, and Nelson, Mullins, Riley, and Scarborough, LLP acted as legal advisor. For Union Bank, Banks Street Partners, LLC acted as financial advisor and Wyrick, Robbins, Yates, & Ponton, LLP served as legal advisor.

For more information, contact Cobb Huggins at 919-603-5030.

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About the Yadkin Valley Financial Family
Yadkin Valley Financial Corporation is the holding company for Yadkin Valley Bank and Trust Company, a full-service community bank providing services in 34 branches throughout its two regions in North Carolina and South Carolina. The Western Region serves Avery, Watauga, Ashe, Surry, Wilkes, Yadkin, and Iredell Counties. The Southern Region serves Durham, Orange, Granville, Mecklenburg, and Union Counties in North Carolina, and Cherokee and York Counties in South Carolina. The Bank provides mortgage-lending services through its mortgage company, Yadkin Valley Mortgage, headquartered in Greensboro, NC. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network. Yadkin Valley Financial Corporation's website is www.yadkinvalleybank.com. Yadkin Valley shares are traded on NASDAQ under the symbol YAVY.

About Union Bank & Trust
Union Bank & Trust Company is headquartered in Oxford, North Carolina. It has five full-service branches in Oxford, Henderson, Louisburg, Roxboro, and Youngsville and two loan production offices in Wake County - one in Cary and one in North Raleigh. The Bank's website is www.unionbanknc.com. Shares are not publicly-traded, but the Office of the Corporate Secretary acts as a liaison between potential buyers and sellers of the Bank's stock.